Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of InfoLogix, Inc. on the Pre-Effective Amendment No. 3 to Form S-3/A (No. 333-147758) of our report dated March 23, 2007, except for Note A, Reclassifications, and Note U, which date is March 27, 2008, appearing in the Prospectus, which is part of this Registration Statement with respect to the financial statements of InfoLogix, Inc. included in its Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, PA
June 6, 2008